PROSPECTUS Dated November 21, 2011	Term Sheet No. 809 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated May 13, 2013
Rule 433
GLOBAL MEDIUM-TERM NOTES, SERIES F
Floating Rate Senior Notes Due May 23, 2019

We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due May 23, 2019 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

We describe the basic features of the notes, including how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Floating Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Reset Period:	Quarterly

Maturity Date:	May 23, 2019	Interest Reset Dates:	Each Interest Payment Date

Settlement Date		Interest Determination
(Original Issue Date):	May 23, 2013	Dates:	The second London banking
day prior to each Interest Reset
Date

Interest Accrual Date:	May 23, 2013	Reporting Service:	Reuters (Page LIBOR01)

Issue Price:	100%	Call Price:	NA

Commissions:	%	First Call Date:	NA

Proceeds to		Call Frequency:	NA
Morgan Stanley:	$

Specified Currency:	U.S. dollars	Business Day:	New York

Redemption Percentage		Calculation Agent:	The Bank of New York Mellon
at Maturity:	100%		(as successor to JPMorgan
Chase Bank, N.A. (formerly
known as JPMorgan Chase
Bank))

Base Rate:	LIBOR

Spread (Plus or Minus):	Plus 0.80%	Minimum Denominations:	$1,000 and integral multiples
of $1,000 in excess thereof

Index Maturity:	Three month	Survivor's Option:	No

Index Currency:	U.S. dollars	CUSIP:	61760LDV4

Initial Interest Rate:	The Base Rate plus 0.80%	Other Provisions:	None
(determined by the Calculation
Agent on the second London
banking day prior to May 23,
2013)

Interest Payment Period:	Quarterly

Interest Payment Dates:	Each May 23 and August 23 and
November 23 and February 23
commencing August 23, 2013

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY